UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2011

AE BIOFUELS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51354	26-1407544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

20400 Stevens Creek Blvd., Suite 700 Cupertino, California	95014
(Address of Principal Executive Offices)	(Zip Code)

(408) 213-0940
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 6, 2011, AE Advanced Fuels Keyes, Inc., a wholly owned subsidiary of AE Biofuels, Inc., (the “AE Project Company”), entered into a First Amendment to Ethanol Marketing Agreement (the “Amendment”).  Under the terms of the Amendment and subject to meeting certain conditions, the AE Project Company agreed to extend the agreement to market ethanol for the AE Project Company until August 31, 2013 with an automatic one-year renewal thereafter.  In addition, the Marketing Fee was reduced to eight-tenths of one percent (0.8%) of the Monthly Gross Price, less Monthly Expenses.

The foregoing description is not complete and is qualified in its entirety by reference to the full and complete terms of the text of the Amendment which is attached hereto as Exhibits 10.1 and to the text of the Ethanol Marketing Agreement, dated October 29, 2010 by and between AE Advanced Fuels Keyes, Inc. and Kinergy Marketing, LLC, an Oregon limited liability company, which is attached as Exhibit 10.6 to the Company’s Quarterly Report on Form 8-Q filed with the SEC on December 1, 2010 and is incorporated herein by reference.

ITEM 5.02  COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective September 1, 2011, the Company entered into a three year Employment Agreement with Mr. Eric A. McAfee in connection with his continuing responsibilities as Chief Executive Officer providing compensation of $180,000 per year. In addition, Mr. McAfee is entitled to an annual cash bonus in an amount determined by the Board of Directors based upon attainment of certain performance milestones. The Company will pay up to six months of severance and health benefits in the event Mr. McAfee is terminated without “cause” (as defined in the Employment Agreement) or “constructively terminated” (as defined in the Employment Agreement”).

The foregoing description is not complete and is qualified in its entirety by reference to the full and complete terms of the text of the Executive Employment Agreement with Mr. Eric A. McAfee which is attached hereto as Exhibit 10.2.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1
First Amendment to Ethanol Marketing Agreement dated September 6, 2011, by and between AE Advanced Fuels Keyes, Inc., a Delaware Corporation, and Kinergy Energy Marketing, an Oregon limited liability company.

10.2	Executive Employment Agreement, dated September 1, 2011 with Eric A. McAfee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AE BIOFUELS, INC.

Dated: September 8, 2011	By:	/s/ERIC A. MCAFEE
Eric A. McAfee
Chief Executive Officer

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